Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "ALLARITY THERAPEUTICS, INC.", FILED IN THIS OFFICE ON THE TWENTY-EIGHTH DAY OF FEBRUARY, A.D. 2023, AT 2:27 O`CLOCK P.M.

Jeffrey W. Bullock, Secretary of State

5766562 8100
SR# 20230775519

Authentication: 202805211
Date: 02-28-23

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:27 PM 02/28/2023
FILED 02:27 PM 02/28/2023
SR 20230775519 - File Number 5766562

ALLARITY THERAPEUTICS, INC.

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF DESIGNATION OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
SERIES C CONVERTIBLE REDEEMABLE PREFERRED STOCK

Allarity Therapeutics, Inc., a corporation organized and existing under the laws of the State of Delaware (hereinafter called the "Corporation"), does hereby certify as follows:

FIRST: That this Certificate of Amendment to the Certificate of Designation of Preferences, Rights and Limitations of Series C Convertible Redeemable Preferred Stock (this "Certificate of Amendment") amends certain provisions of the Certificate of Designation of Preferences, Rights and Limitations of Series C Convertible Redeemable Preferred Stock (the "Certificate of Designation") filed with the Secretary of State of the State of Delaware on February 24, 2023.

SECOND: The Board of Directors (the "Board") duly adopted resolutions approving the following amendment to the Certificate of Designation in accordance the provisions of Section 242 of the General Corporation Law of the State of Delaware and declaring the amendment to be advisable and in the best interest of the Company and its stockholders.

THIRD: No shares of Series C Convertible Redeemable Preferred Stock have been issued and are outstanding prior to the filing of this Certificate of Amendment.

FOURTH: Section 6(b) of the Certificate of Designation is hereby amended and restated in its entirety as follows:

b) Conversion Price. The conversion price for the Series C Preferred Stock shall initially equal the lower of: (i) $0.182, which is the official closing price of the Common Stock on the Nasdaq Global Market (as reflected on Nasdaq.com) on the Trading Day immediately preceding the Original Issuance Date; and (ii) the lower of: (x) the official closing price of the Common Stock on the Nasdaq Global Market (as reflected on Nasdaq.com) on the Trading Day immediately preceding the Conversion Date or such other date of determination; and (y) the average of the official closing prices of the Common Stock on the Nasdaq Global Market (as reflected on Nasdaq.com) for the five (5) Trading Days immediately preceding the Conversion Date or such other date of determination, subject to adjustment herein (the "Conversion Price"). In no event shall the Conversion Price be less than $0.0370 (the "Floor Price"). In the event that the Conversion Price on a Conversion Date would have been less than the applicable Floor Price if not for the immediately preceding sentence, then on any such Conversion Date the Company shall pay the Holder an amount in cash, to be delivered by wire transfer out of funds legally and immediately available therefor pursuant to wire instructions delivered to the Company by the Holder in writing, equal to the product obtained by multiplying (A) the higher of (I) the highest price that the Common Stock trades at on the Trading Day immediately preceding such Conversion Date and (II) the applicable Conversion Price and (B) the difference obtained by subtracting (I) the number of shares of Common Stock delivered (or to be delivered) to the Holder on the applicable Share Delivery Date with respect to such conversion of Series C Preferred Stock from (II) the quotient obtained by dividing (x) the applicable Conversion Amount that the Holder has elected to be the subject of the applicable conversion of Series C Preferred Stock, by (y) the applicable Conversion Price without giving effect to clause (x) of such definition.

FIFTH: That this Certificate of Amendment to the Certificate of Designation was duly adopted in accordance with Sections 242 and 228 of the General Corporation Law of the State of Delaware and amends the provisions of the Corporation's Certificate of Designation.

SIXTH: All other provisions of the Certificate of Designation shall remain in full force and effect.

SEVENTH: This Certificate of Amendment to the Certificate of Designation shall become effective immediately upon its filing with and acceptance by the Secretary of State of the State of Delaware.

[*Rest of the page intentionally left blank; signature page follows*]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Designation to be duly executed in its name on its behalf by its duly authorized officer as of the 28th of February, 2023.

Allarity Therapeutics, Inc.

By: ______________________

James G. Cullem

Chief Executive Officer